Action Acquisition Corporation Announces Entry into
Definitive Agreement for Acquisition of Liuzhou Xinhua
Rubber Sealing

SHENZHEN, China (October 25, 2010) – Action Acquisition Corporation, parent of Shenzhen ORB-Fortune New-Material Co., Ltd., a manufacturer and distributor of high-performance polyurethane adhesive seal materials, primers, and cleaners for the auto industry in China, today announced that it has entered into a definitive agreement to acquire 100% of the equity interest in Liuzhou Xinhua Rubber Sealing Co., Ltd., a Chinese manufacturer of rubber gaskets and sealants for automobile window and doors, from the existing Liuzhou Rubber Sealing shareholders in exchange for ordinary shares of Action’s stock.

Founded in November 2006, Liuzhou Rubber Sealing has manufacturing facilities located in the New Industrial Park of Liuzhou City, Guangxi Province, employees 280 people, including 45 engineers and technicians and reported revenues of RMB 40 million (approximately US$5,993,955) for 2009.  Liuzhou Rubber Sealing currently estimates that its revenues for 2010 will approach RMB 80 million (approximately US$11,987,910), with an anticipated net profit of RMB 8 million (or US$1,198,791).

The closing of the transaction is currently scheduled to occur on November 3, 2010, subject to completion of due diligence.  The aggregate consideration to be paid for Xinhua Rubber Sealing is 2,060,000 ordinary shares.

Junning Ma, Action’s Chairman and Chief Executive Officer, stated, “we are very pleased to announce this acquisition.  We believe that Xinhua Rubber Sealing’s business model and platform are strategically well suited to integrate into and expand our existing operations.”

ABOUT ACTION ACQUISITION CORPORATION

Action Acquisition Corporation is a Cayman Islands exempted company, with its operations conducted in China through its operating subsidiary, Shenzhen ORB-Fortune New-Material Co., Ltd.  Located in the Futian District of Shenzhen, Guangdong Province, ORB-Fortune is a manufacturer and distributor of high-performance polyurethane adhesive seal materials, primers and cleaners and provides bonding solutions for a wide range of industrial applications including, shipping, construction, and electronics, with a strong presence in the Chinese automotive sector. ORB-Fortune is the largest windshield adhesive producer and supplier in China.

SAFE HARBOR DISCLOSURE NOTICE

Certain statements regarding Action Acquisition Corporation and/or Liuzhou Xinhua Rubber Sealing Co., Ltd. set forth in this press release, including those regarding the completion of the transaction and the 2010 performance of Liuzhou Rubber Sealing, contain forward-looking information and speak only as of the date of such statement. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. This forward-looking information is subject to numerous material risks, uncertainties and assumptions, certain of which are beyond the control of Action Acquisition and/or Liuzhou Rubber Sealing, including the impact of general economic conditions, industry conditions, volatility of commodity prices, currency fluctuations, environmental risks, competition from other industry participants, stock market volatility and ability to access sufficient capital from internal and external sources. Readers are cautioned that the material assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and there can be no assurance that any transaction will be consummated. Actual results, performance or achievement could differ materially from those expressed in, or implied by, this forward-looking information and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking information will transpire or occur, or if any of them do so, what benefits that Action Acquisition and/or Liuzhou Rubber Sealing will derive therefrom.  Action Acquisition and Liuzhou Rubber Sealing disclaim any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. For additional information and risk factors that could affect Action Acquisition, see its filings with the Securities and Exchange Commission, including “Item 2.01 Completion of Acquisition or Disposition of Assets,” including “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in its Current Report on Form 8-K, filed on September 16, 2010. The information contained in this press release is made as of the date of the press release, even if subsequently made available by Action Acquisition on its website or otherwise.

CONTACT:

Gen Zhuo:
Shenzhen ORB-Fortune New-Material Co., Ltd
Shenzhen Shennan Road, Futian District
23rd Floor, Building A, Fortune Plaza
Shenzhen, P.R. China 518040
Tel: (86-755)8204682 or 82046838
Fax: (86-755)82046898